Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
National CineMedia, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	457(h)	7,500,000	$1.61	$12,037,500.00	0.0000927	$1,115.88
Total Offering Amounts					$12,037,500.00		$1,115.88
Total Fee Offsets							$0
Net Fee Due							$1,115.88

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock that become issuable under the National CineMedia, Inc. 2020 Omnibus Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or any other similar transaction.
(2)Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the registrant’s common stock on the Nasdaq Global Select Market on August 2, 2022.